Filed pursuant to Rule 433

Registration No. 333-259205

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES I

$1,000,000,000

5.200% SENIOR NOTES, DUE JULY 20, 2026

FINAL TERM SHEET

DATED JULY 13, 2023

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	5.200% Senior Notes, due July 20, 2026 (the “Notes”)

Expected Ratings[1]:	A1 / A / AA- (Moody’s / S&P / Fitch)

Principal Amount:	$1,000,000,000

Issue Price:	99.989%

Trade Date:	July 13, 2023

Settlement Date (T+5)[2]:	July 20, 2023

Maturity Date:	July 20, 2026

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	5.200%

Treasury Benchmark:	4.125% UST due June 15, 2026

Treasury Benchmark Price:	99-23 ¼

Treasury Yield:	4.224%

Re-offer Spread to Treasury Benchmark:	T + 98bps

Re-Offer Yield:	5.204%

Fees:	0.150%

_____________________________

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates:	Semi-annually on each January 20 and July 20, beginning January 20, 2024

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78016FZZ0 / US78016FZZ07

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC BofA Securities, Inc. Morgan Stanley & Co. LLC Fifth Third Securities, Inc. Santander US Capital Markets LLC U.S. Bancorp Investments, Inc.

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Commonwealth Bank of Australia

Desjardins Securities Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

M&T Securities, Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Regions Securities LLC

Scotia Capital (USA) Inc.

Westpac Banking Corporation

Independence Point Securities LLC

Mischler Financial Group, Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, BofA Securities, Inc. toll free at 1-800-294-1322, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, Fifth Third Securities, Inc. toll free at 1-866-531-5353, Santander US Capital Markets LLC toll free at 1-855-403-3636 and U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607